Exhibit 4.3

“This English translation is provided for reference only. If there is any discrepancy between the English translation and the

Chinese version, the Chinese version shall prevail.”

SHARE SUBSCRIPTION AGREEMENT

Siliconware Precision Industries Co., Ltd.

and

Tsinghua Unigroup Ltd.

List of Attachments

Attachment 1	Representations and Warranties with respect to SPIL
Attachment 2	SPIL Disclosure Letter
Attachment 3	New Subscriber Agreement
Attachment 4	Legal Opinion
Attachment 5	SPIL Declaration
Attachment 6	Subscriber Declaration
Attachment 7	Comparison Chart of the Amendment of the Articles of Incorporation
Attachment 8	List of Competitors

SHARE SUBSCRIPTION AGREEMENT

This Share Subscription Agreement (the “Agreement”) is jointly executed by Siliconware Precision Industries Co., Ltd. (“SPIL”), a company established under the laws of Taiwan, and Tsinghua Unigroup Ltd. (“Unigroup”), a company established under the laws of the People’s Republic of China (the “PRC”), on December 11, 2015 (the “Execution Date”). SPIL and Unigroup are collectively referred to as the “Parties”.

Recitals

Whereas, SPIL plans to issue common shares via a private placement to be subscribed for by a company effectively controlled by Unigroup (the “Subscriber”) and Unigroup agrees to subscribing to such common shares by the Subscriber from SPIL.

Now, therefore, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, SPIL and Unigroup hereto agree as follows:

ARTICLE 1. Private Placement.

1.1	Private Placement Shares. SPIL agrees to issue 1,033,000,000 common shares (the “Private Placement Shares”) in a capital increase via a private placement for the Subscriber to subscribe to, pursuant to the relevant laws and regulations of Taiwan and the terms and conditions of this Agreement, and Unigroup agrees to subscribing for the Private Placement Shares by the Subscriber from SPIL (the “Transaction”). After the issuance of the Private Placement Shares, the Private Placement Shares will equal to approximately 24.9% of SPIL’s issued and outstanding shares (including the Private Placement Shares).

1.2	Subscription Price. The Private Placement Shares have a par value of NT$10 per share. Unigroup agrees that the Subscriber shall subscribe to the Private Placement Shares from SPIL at NT$55 per share (the “Per Share Subscription Price”), for a total amount of NT$56,815,000,000 for the Private Placement Shares (the “Total Subscription Price”).

ARTICLE 2. Issuance and Subscription of Private Placement Shares.

2.1	Issuance and Subscription of Private Placement Shares. The matters to be performed by SPIL and the Subscriber in relation to the issuance and the subscription of the Private Placement Shares are as follows:

(1)	Following the fulfillment (or waiver by the Subscriber or SPIL to the extent permitted by applicable laws and regulations) of the conditions precedent specified in Article 5 and Article 6 of this Agreement, SPIL and the Subscriber shall designate a day that is within 15 days after SPIL receives the approval of the Investment Commission of the Ministry of Economic Affairs of Taiwan (the “IC”) as the closing date for the private placement (the “Closing Date”, which shall be the effective date of the share issuance in connection with the capital increase).

(2)	SPIL shall provide the Subscriber with the account name where the Total Subscription Price shall be wired and other wiring details two business days prior to the Closing Date. At the closing, SPIL shall deliver to the Subscriber the certificate of payment for shares, which shall be executed as of the Closing Date, confirming that SPIL has received the Total Subscription Price. The Subscriber shall deliver to SPIL the documentary evidence issued by the financial institution handling the wire for the Subscriber, evidencing that the Total Subscription Price has been wired into the account as designated by SPIL.

2.2	Private Placement Shares Registration Procedure. SPIL shall promptly and no later than thirty business days after the Closing Date complete all procedures for the issuance of the Private Placement Shares, including but not limited to:

(1)	completing capital verification procedures;

(2)	completing all relevant amendments with the Department of Commerce of the Ministry of Economic Affairs of Taiwan;

(3)	apply for registration of the issuance of the Private Placement Shares with the Taiwan Depository & Clearing Corporation (the “TDCC”);

(4)	deposit the Private Placement Shares into the custody account that shall be opened by the Subscriber; and

(5)	upon the completion of the procedures listed in paragraphs (1) to (4) above, immediately deliver (or cause the stock transfer agent to immediately deliver) to the Subscriber sufficient documentary evidence that the Subscriber holds the Private Placement Shares.

2.3	The Parties shall assist to the best of their abilities with any matters where the regulatory authorities ask for their cooperation. However, if there may be a delay over thirty business days due to relevant regulatory matters, SPIL shall notify the Subscriber and endeavor to obtain all relevant approvals and complete the above procedures as soon as possible.

ARTICLE 3. Representations and Warranties with respect to SPIL.

SPIL hereby provides the below representations and warranties to Unigroup and the Subscriber, and agrees and confirms that such representations and warranties are true and correct as of the Execution Date and the Closing Date (or, if the representations and warranties reference another date, such other date):

(1)	SPIL is a company limited by shares duly organized and validly existing under the laws of Taiwan.

(2)	As of the Execution Date, SPIL has 3,116,361,139 shares issued and outstanding.

(3)	Except for the unsecured convertible bonds in the amount of US$400,000,000 from the fourth overseas issuance in 2014 and the proposed issuance of a maximum of 68,500,000 shares of new restricted employee shares, SPIL does not have any other convertible bonds, employee share subscription certificates, new restricted employee shares or equity-like securities issued and outstanding.

(4)	SPIL has all legal authority to issue the Private Placement Shares, execute the Share Subscription Agreement and any other related documents and perform its obligations under the Agreement and any other documents SPIL shall execute relating to the Transaction (including the Strategic Alliance Agreement (the “Strategic Agreement”, collectively with the Agreement, the “Transaction Documents”).

(5)	The disclosures in Attachment 1 are true and correct.

ARTICLE 4. Representations and Warranties with respect to Unigroup.

4.1	Unigroup hereby provides the below representations and warranties to SPIL, and agrees and confirms that such representations and warranties are true and correct as of the Execution Date and the Closing Date (or, if the representations and warranties reference another date, such other date):

(1)	Unigroup is a limited company duly organized and validly existing under the laws of the PRC.

(2)	Unigroup has the power and authorization to execute and deliver Transaction Documents and fulfill the transaction under the Transaction Documents. Unigroup has received all internal corporate authorizations necessary for the execution and delivery of the Transaction Documents, and, as of the Closing Date, has received all internal corporate authorizations necessary for the fulfillment of the Transaction Documents. The Transaction Documents constitute legal, effective and binding obligations of Unigroup and may be enforced against Unigroup.

(3)	The execution and delivery of the Transaction Documents by Unigroup shall not cause the following:

(a)	result in a violation of or conflict with Unigroup’s Articles of Incorporations, bylaws, license(s) or any approval(s) or permit(s) required for business operations;

(b)	result in a violation of any agreement or contract to which Unigroup is a party or any provision or term to which Unigroup may be bound, causing liability for default or giving the counterparty to the aforementioned agreements or contracts the right to make any adverse claims against Unigroup, except where such will not cause a Material Adverse Effect; or

(c)	result in a violation of any law, order, government decree or court judgment to which Unigroup or the Transaction may be bound, except where such will not cause a Material Adverse Effect.

4.2	Unigroup has received from all relevant regulatory authorities and any collaborating vendor(s) (with whom Unigroup or any of its subsidiaries is a counterparty to in any agreement or contract) the approvals, consents, authorizations or orders required for the execution of the Transaction Documents.

ARTICLE 5. Conditions Precedent to the Payment of the Total Subscription Price by the Subscriber.

The obligations of the Subscriber on the Closing Date under this Agreement are subject to the fulfillment of the following conditions on or prior to the Closing Date, provided that the Subscriber may waive each or all to the maximum extent permitted by law:

5.1	Representations and Warranties are all Correct. The representations and warranties made by SPIL in Article 3 of this Agreement are true and correct on and as of the Execution Date and the Closing Date.

5.2	SPIL Covenants.

(1)	The board of directors of SPIL shall have legally resolved to confirm the the contents of the Agreement and such resolution has not been rescinded, changed, modified or supplement, provided that any resolution passed at a board meeting convened in accordance to Article 7.1(2) of this Agreement shall be exempt.

(2)	The shareholders’ meeting of SPIL shall have legally convened and resolved to pass all the proposals listed in Article 7.1(1) of this Agreement. For the avoidance of doubt, SPIL shall convene an extraordinary shareholders’ meeting in accordance to Article 7.1(1) of this Agreement and use its best efforts to cause the passage of all the proposals listed in Article 7.1(1) of this Agreement, which include but is not limited to the amendment of SPIL’s business scope in its Articles of Incorporation so that such business scope complies with the present Taiwan laws, orders and administrative regulations governing targets PRC-sourced capital can invest in. However, if all proposals listed in Article 7.1(1) of this Agreement are not able to be passed at the extraordinary shareholders’ meeting, SPIL shall not assume any liability for breach.

(3)	SPIL shall have obtained all approvals, consents, permits and waivers necessary for the consummation of this Transaction from the relevant regulatory authorities, and such approvals, consents, permits and waivers are in effect as of the Closing Date. However, if SPIL is unable to obtain such approvals, consents, permits and waivers with its best efforts, SPIL shall not assume any liability for breach.

5.3	No Material Adverse Effect Event. Between the Execution Date and the Closing Date, no event has occurred that has caused or will cause a Material Adverse Effect (defined below) to SPIL.

In the Transaction Documents, “Material Adverse Effect” shall mean (i) any Material Adverse Effect to the business, property, financial condition, assets or operating results of a company or its subsidiaries (individually or taken as a whole); or (ii) where the ability of the Parties to perform their obligations under the Transaction Documents is affected, though variations in SPIL’s share price and trading volume between the Execution Date and the Closing Date shall not be deemed as causing a Material Adverse Effect.

5.4	Subscriber Approval and Consent. Unigroup covenants to cause the Subscriber to complete the matter listed in paragraph (1) below before the execution of the New Subscriber Agreement (see Attachment 3) and the matters listed in paragraph (2) below before the Closing Date:

(1)	The board of directors of the Subscriber shall have legally resolved to approve the the contents of the Agreement and such resolution has not been rescinded, changed, modified or supplement.

(2)	The Subscriber and its direct and indirect controlling shareholders shall have obtained all approvals, consents, permits and waivers necessary for the consummation of this Transaction from the relevant regulatory authorities, and such approvals, consents, permits and waivers are in effect as of the Closing Date. For the avoidance of doubt, the Subscriber shall use its best efforts to obtain and cause its direct and indirect controlling shareholders to obtain the approvals, consents, permits and waivers necessary for the Subscriber to complete this Transaction, though if the Subscriber or its direct and indirect controlling shareholders are unable to obtain such approvals, consents, permits and waivers with their best efforts, the Subscriber or its direct and indirect controlling shareholders shall not assume any liability for breach.

5.5	Legal Opinion. The issuance of a legal opinion by an attorney engaged by SPIL, dated as of the Closing Date, in the form and with content acceptable to the Subscriber, with such legal opinion including the matters listed in Attachment 4.

5.6	SPIL Declaration. The issuance of a declaration by SPIL, dated as of the Closing Date, in the form and content of Attachment 5, confirming that: (x) the representations and warranties made by SPIL in the Agreement are true and correct as of the Closing Date and that there are no material omissions to mislead Unigroup and/or the Subscriber; and (y) SPIL has, on or prior to the Closing Date, completed all covenants, agreements and conditions required to be completed by the Closing Date.

5.7	No Legal Action. There is no law, court judgment or ruling or arbitration judgment restricting, stopping or prohibiting the issuance and subscription of the Private Placement Shares, nor are there any civil, criminal, arbitral or administrative proceedings objecting to this Agreement or the issuance and subscription of the Private Placement Shares, or seeking to prohibit, change, prevent or delay the closing.

5.8	No Suspension or Delisting. SPIL has not been ordered by the Taiwan Stock Exchange Corporation (the “TWSE”) or the Securities and Futures Bureau of the Financial Supervisory Commission (the “SFB”) to cease trading shares, change trading methods or terminate public listing. SPIL has not taken any steps to apply for delisting from the TWSE.

ARTICLE 6. Conditions Precedent to SPIL Issuing the Private Placement Shares.

The obligations of SPIL on the Closing Date under this Agreement are subject to the fulfillment of the following conditions on or prior to the Closing Date, provided that SPIL may waive each or all to the maximum extent permitted by law:

6.1	Representations and Warranties are all Correct. The representations and warranties made by Unigroup in Article 4 of this Agreement are true and correct on and as of the Execution Date and the Closing Date.

6.2	Subscriber Approval and Consent. The board of directors of the Subscriber shall have legally resolved to confirm the the contents of the Agreement and such resolution has not been rescinded, changed, modified or supplement, and the Subscriber and its direct and indirect controlling shareholders have obtained all approvals, consents, permits and waivers necessary for the consummation of this Transaction from the relevant regulatory authorities, and such approvals, consents, permits and waivers are in effect as of the Closing Date. For the avoidance of doubt, the Subscriber shall use its best efforts to obtain and cause its direct and indirect controlling shareholders to obtain the approvals, consents, permits and waivers necessary for the Subscriber to complete this Transaction, though if the Subscriber or its direct and indirect controlling shareholders are unable to obtain such approvals, consents, permits and waivers with their best efforts, the Subscriber or its direct and indirect controlling shareholders shall not assume any liability for breach.

6.3	Subscriber Declaration. The issuance of a declaration by the Subscriber, dated as of the Closing Date, in the form and content of Attachment 6, confirming that: (x) the representations and warranties made by the Subscriber in the Agreement are true and correct as of the Closing Date and that there are no material omissions to mislead SPIL; and (y) the Subscriber has, on or prior to the Closing Date, completed all covenants, agreements and conditions required to be completed by the Closing Date.

6.4	No Legal Action. There is no law, court judgment or ruling or arbitration judgment restricting, stopping or prohibiting the issuance and subscription of the Private Placement Shares, nor are there any civil, criminal, arbitral or administrative proceedings objecting to this Agreement or the issuance and subscription of the Private Placement Shares, or seeking to prohibit, change, prevent or delay the closing.

ARTICLE 7. Covenants.

7.1	SPIL Covenants Prior to the Closing Date:

(1)	As soon as possible and no later than ninety days after the execution of this Agreement, SPIL shall convene an extraordinary shareholders’ meeting and cause the approval of the amendment of its Articles of Incorporation in accordance with the contents of Attachment 7 and the subscription of the Private Placement Shares solely by the Subscriber.

(2)	Following the passage of the proposals at the extraordinary shareholders’ meeting in Article 7.1(1) of this Agreement, unless an extension is otherwise agreed to by the Parties, SPIL shall convene a board meeting within ten days to determine the pricing of the Private Placement Shares in accordance to the Per Share Subscription Price in Article 1.2 of this Agreement.

(3)	Between the Execution Date to the Closing Date, upon learning that it has breached any representation, warranty or agreement or of any event that causes any of the representations or warranties in this Agreement to no longer be true and correct, SPIL shall promptly notify Unigroup.

(4)	Between the Execution Date and the Closing Date, SPIL shall not conduct any capital increase (whether through a public offering or private placement), capital reduction, dividend issuance, offering of convertible bonds, employee share subscription certificates, new restricted employee shares or equity-like securities or distribute earnings, provided that the proposed issuance of a maximum of 68,500,000 shares of new restricted employee shares shall be exempt. If SPIL issues dividends, the amount of dividends per share that Unigroup/the Subscriber should have received shall be deducted from the Per Share Subscription Price, and the Total Subscription Price shall correspondingly decrease.

(5)	Between the Execution Date and the Closing Date, SPIL shall use its best efforts to timely fulfill the conditions precedent in Article 5 of this Agreement or cause the fulfillment of such conditions precedent, and also to prepare and deliver to Unigroup all documents necessary for the closing of this Transaction and any other relevant documents related to SPIL.

(6)	Between the Execution Date and the Closing Date, when SPIL proposes to engage in any activities outside its daily operations (including but not limited to the acquisition or disposition of assets valued at NT$1 billion or more; the application to a financial institution for a loan in the amount of NT$1 billion or more or the guaranty of such amount for a third party, or the setting of any assets as collateral; or the loaning of the company’s funds to a third party and the execution of any merger or acquisition), SPIL shall notify Unigroup within seven business days.

(7)	Upon the reasonable request of the Subscriber or Unigroup, SPIL shall assist with communications with the Taiwan-area regulatory authorities regarding any conditions necessary to proceed with the Transaction so as to facilitate the application, filing or preparation of the approvals or permits required by the relevant authorities of Taiwan and the PRC together with the Subscriber, and shall inform the Subscriber and Unigroup of the relevant content of the communications. When necessary, SPIL shall use its best efforts to assist the Subscriber and/or Unigroup with visiting the Taiwan-area regulatory authorizes together.

(8)	To effect the successful completion of the Transaction, SPIL shall comply with all necessary legal procedures and make all necessary filings and applications with the relevant regulator authorities and shall also actively cooperate with the Subscriber and/or Unigroup to handle or exclude any requests or variables that may affect the successful progression of this Agreement and this Transaction, including but not limited to required explanations to the relevant regulatory authorities pursuant to relevant laws and regulations.

(9)	SPIL shall not take any action or make any omission the result of which can reasonably be foreseen to cause the conditions precedent in Article 5 to be unfulfilled or cause the representations and warranties in Article 3 to become untrue or incorrect.

(10)	In order to cause the Subscriber and/or Unigroup to comply with Taiwan or PRC laws or regulations in connection with disclosure obligations regarding this Transaction, SPIL shall use its best efforts to assist the Subscriber and/or Unigroup, including but not limited to disclosing the schedule, conducting a news conference and providing information in accordance with law or regulatory rulings.

7.2	SPIL Covenants Subsequent to the Closing Date:

(1)	As soon as possible after the Closing Date at the 2016 SPIL ordinary shareholders’ meeting, SPIL shall cause one person designated by the Subscriber to be nominated as a candidate for director. If the Closing Date falls after the book closure date filed with the TWSE for the 2016 SPIL ordinary shareholders’ meeting, SPIL shall promptly convene an extraordinary shareholders’ meeting within three months of the Closing Date and cause one person designated by the Subscriber to be nominated as a candidate for director. At the ordinary or extraordinary shareholders’ meeting, SPIL shall:

(a)	proceed with director by-elections and cause the Subscriber or the person designated by the Subscriber to be elected as a director; and

(b)	propose and pass a resolution to exempt the director elected pursuant to (a) above from non-compete obligations.

SPIL may also not proceed with the director by-election provided under this provision, but shall appoint the person designated by the Subscriber as SPIL’s representative of a juridical person director and shall not, without the Subscriber’s permission, replace such person with another representative during the director’s term. Upon request by Unigroup or the Subscriber, SPIL shall obtain an irrevocable written commitment from the juridical person director as to the above-described.

(2)	The funds from the private placement shall be used as for the purposes as approved by SPIL shareholders’ meeting or board meeting, including but not limited to replenishing working capital.

(3)	After the Private Placement Shares are deposited into the Subscriber’s custody account in accordance to Article 2.2 of this Agreement for a period of three years, if the Private Placement Shares meet the TWSE’s standards for listing and for retroactive public offering, SPIL shall immediately apply to the TWSE for a letter of consent confirming the Private Placement Shares meet the listing standards and apply for retroactive public offering. Before the Private Placement Shares are retroactively publicly offered and approved for listing, SPIL shall use its best efforts to cause the Private Placement Shares to meet the standards for listing and for retroactive public offering.

(4)	SPIL shall deposit the Private Placement Shares into the Subscriber’s custody account in accordance with Article 2.2 of this Agreement.

(5)	While the Subscriber holds at least 5% of SPIL’s issued and outstanding shares, whenever in the future there is a motion for director elections or by-elections at any and all ordinary shareholders’ meetings and extraordinary shareholders’ meetings, SPIL shall cause the Subscriber or one person designated by the Subscriber to be elected as a director.

7.3	Unigroup Covenants:

(1)	Unigroup shall cause the Subscriber to obtain the Private Placement Shares and, at the time of transfer, comply with the regulations of the Taiwan Securities and Exchange Act and any relevant other laws in effect related to the transfer of the Private Placement Shares.

(2)	Unigroup shall assist the Subscriber with producing the industry cooperation strategy for the Subscriber to obtain regulatory authority approvals pursuant to Article 6.2 of this Agreement. Unigroup shall cause the Subscriber to comply with relevant Taiwan laws governing investments by PRC-area investor, including but not limited to: (a) the Subscriber not obtaining control of SPIL; (b) the Subscriber not serving as or designating the manager of SPIL; (c) the number of the Subscriber’s directors not to exceed the total number of other shareholders’ directors; (d) not soliciting proxies before shareholders’ meetings; and (e) other commitments the regulatory authorities request of the Subscriber. If the relevant laws and regulations are modified in the future, the modified laws and regulations shall apply.

(3)	Starting from the Execution Date and while the Subscriber is a shareholder of SPIL, Unigroup shall cause the Subscriber to perform and comply with all obligations and covenants the Subscriber shall perform under this Agreement.

(4)	Between the Execution Date to the Closing Date, upon learning that it has breached any representation, warranty or agreement or of any event that causes any of the representations or warranties in this Agreement to no longer be true and correct, Unigroup hall promptly notify SPIL. Unigroup shall use its best efforts to timely fulfill the conditions precedent in Article 6 of this Agreement or cause the fulfillment of such conditions precedent.

7.4	Selection of the Subscriber. Unigroup agrees to use its best efforts to select a Subscriber that is acceptable to SPIL before January 15, 2016, provided that such consent shall not be unreasonably withheld. The Subscriber shall deliver to SPIL a written list of all approvals, consents and permits required by internal authorities and regulatory authorities to complete this Transaction before such date. Unigroup shall not assume any liability for breach if it fails to select a Subscriber acceptable to SPIL on a timely basis.

7.5	Sale of the Subscriber’s Shares.

(1)	If the Subscriber proposes to transfer its SPIL shares, it shall first notify SPIL in writing (the “Share Sale Notice”). Within one month of receipt of the Share Sale Notice, SPIL shall notify the specified person designated by the Subscriber in writing (the “Specified Person Notice”) to negotiate with the Subscriber the full acquisition of the shares the Subscriber proposes to transfer.

(2)	If the Subscriber and such specified person fail to complete the execution of a share transfer agreement within fourteen days after receipt of the Specified Person Notice by the Subscriber, the Subscriber may sell the shares it proposes to transfer to any third party. Unless otherwise approved by SPIL, the Subscriber may not transfer its SPIL shares to any of the companies listed in Attachment 8 (List of Competitors).

(3)	Paragraphs (1) and (2) of this provision shall not apply to share transfers by the Subscriber on the Taiwan stock exchanges, except for when the Subscriber knows before the transaction that the buyer is one the companies listed in Attachment 8 (List of Competitors).

(4)	If the Subscriber holds less than 5% of the issued and outstanding shares of SPIL, paragraphs (1) and (2) of this provision shall not apply.

(5)	If the Subscriber or the specified person designated by the Subscriber is not able to serve as at least one director on the board, SPIL shall not have the rights in this Article 7.5.

ARTICLE 8. Termination.

8.1	Termination. This Agreement may be terminated in the following manners:

(1)	Unigroup and SPIL mutually agree in writing to terminate this Agreement;

(2)	When a court or regulatory authority having jurisdiction over either the Subscriber or SPIL restricts, stops or prohibits the issuance or subscription of the Private Placement Shares through an order, ruling, judgment or other legal action, such affected Party may notify the other Party in writing to terminate this Agreement;

(3)	If either Unigroup or SPIL materially breaches their respective representations, warranties or covenants under this Agreement and such breach is unable to be cured, the non-breaching Party may notify the breaching Party in writing to immediately terminate this Agreement; if the breach can be cured, this Agreement will automatically terminate if the breaching Party does not cure the breach within ten days after receiving notice from the non-breaching Party; or

(4)	(a) if SPIL’s board of directors does not determine the pricing of the Private Placement Shares in accordance to Article 7.1(2) within ten days (unless an extension is otherwise agreed to by the Parties) after convening an extraordinary shareholders’ meeting to approve this private placement in accordance to Article 7.1; (b) if the Subscriber is unable to obtain the Private Placement Shares within one year after the Execution Date due to reasons not attributable to Unigroup or the Subscriber; or (c) if any of the conditions precedent in Article 5 cannot be fulfilled within one year after the Execution Date, unless Unigroup agrees to extend the deadline, Unigroup may notify SPIL in writing to immediately terminate this Agreement.

(5)	(a) if the Subscriber is unable to obtain the Private Placement Shares within one year after the Execution Date due to reasons not attributable to SPIL; or (b) if any of the conditions precedent in Article 6 cannot be fulfilled within one year after the Execution Date, unless SPIL agrees to extend the deadline, SPIL may notify Unigroup in writing to immediately terminate this Agreement.

8.2	Effect of Termination. This Agreement will immediately cease to be effective if terminated pursuant to Article 8.1, provided that Article 5.2(2) (the section regarding no liability for SPIL), Article 5.2(3) (the section regarding no liability for SPIL), Article 5.4(2) (the section regarding no liability for the Subscriber), Article 6.2 (the section regarding no liability for the Subscriber), Article 7.4 (the section regarding no liability for the Subscriber), Article 8, Article 9, Article 10.1, Article 10.2, Article 10.10 shall survive the termination of this Agreement.

ARTICLE 9. Indemnification.

If SPIL breaches any representation, warranty or covenant under this Agreement, or if this Agreement is terminated due to reasons attributable to SPIL, SPIL shall indemnify Unigroup and/or the Subscriber against all losses, damages and expenses suffered, including interest, moratory interest, liquidated damages and reasonable legal expenses (“Loss”) and shall use its best efforts to prevent further Loss by Unigroup and/or the Subscriber.

If Unigroup breaches any representation, warranty or covenant under this Agreement, or if this Agreement is terminated due to reasons attributable to Unigroup, Unigroup shall indemnify SPIL against all Loss and shall use its best efforts to prevent further Loss by SPIL.

ARTICLE 10. Miscellaneous.

10.1	Governing Law and Jurisdiction. This Agreement and the Transaction Documents shall be governed by and construed in accordance with the laws of Taiwan. The Parties shall first attempt to resolve any disputes arising out of or in connection with the Transaction Documents by negotiation. If the Parties fail to resolve the dispute by negotiation, either Party may issue a notice to the other Party clearly detailing the issue(s) in dispute (the “Dispute Notice”). If the Parties fail to resolve the dispute by good-faith negotiation within sixty days of the issuance of a Dispute Notice, either Party may submit such dispute to the Hong Kong International Arbitration Centre for arbitration by a panel of three arbitrators in accordance with the arbitration rules of the International Chamber of Commerce. Each Party shall appoint one arbitrator, with the third arbitrator appointed by mutual consent of such two arbitrators. The arbitration shall be conducted in Mandarin. The Parties agree to keep the content of the dispute and the arbitration proceedings strictly confidential. The arbitration judgment shall be final and shall be binding on the Parties. The losing Party shall bear all costs and expenses (including attorneys fees) relating to the arbitration as determined by the arbitrators.

10.2	Continuing Effectiveness. The representations, warranties, covenants or agreements made the Parties in this Agreement shall remain in effect after the issuance and subscription of the Private Placement Shares. If this Agreement is cancelled or terminated for any reason, any liabilities arising from the Parties’ violation of the representations, warranties, covenants or agreements made in this Agreement shall not be extinguished.

10.3	Transfer and Assignment of Rights and Obligations. Neither Party shall transfer nor assign its rights or obligations under this Agreement except with the prior written consent of the other Party, provided that Unigroup may transfer and assign its rights or obligations under this Agreement to the Subscriber. If Unigroup transfers and assigns its rights or obligations under this Agreement to the Subscriber, SPIL, Unigroup and the Subscriber shall execute a New Subscriber Agreement in the form and content of Attachment 3.

10.4	Entire Agreement; Amendments. This Agreement constitutes the entire and complete agreement of the Parties and supersedes all prior documents and negotiations made by the Parties in relation to the Transaction, with such documents and negotiations now void and invalid. Unless otherwise agreed to in this Agreement, the amendment, waiver, cancellation or termination of this Agreement or any article(s) hereunder shall be agreed to in writing by the Parties.

10.5	Notices. All notices and other expressions of intent in this Agreement shall be in writing and shall be delivered by registered post or an express courier service or by hand at the addresses set forth below:

(1)	To SPIL:

Siliconware Precision Industries Co., Ltd.

Legal Representative: Bough Lin

Address: No. 123, Dafeng Road Section 3, Dafeng Li, Tanzi District, Taichung City

(2)	To Unigroup:

Tsinghua Unigroup Ltd.

Legal Representative: Weiguo Zhao

Address: 10/F, Unigroup Tower; Tsinghua Science Park, Haidian District, Beijing, China

or at such other address as a Party notifies in writing to the other Party. Any notice or communication given under this Agreement by either Party shall be deemed to have been given when: if delivered by hand or express courier, the actual time of receipt; if delivered by registered post, the actual time of receipt or 72 hours after posting (whichever is earlier).

10.6	Non-waiver. No failure to exercise, or delay in exercising, any right, privilege or remedy by either Party shall preclude any future exercise thereof. Unless a waiver of a right, privilege or remedy enjoyed by a Party is explicitly set forth in writing by such Party, such right, privilege or remedy remains effective. Any right, privilege or remedy that may be asserted by a Party pursuant to law or this Agreement shall not preclude any other right, remedy, power or privilege that may be asserted by such Party pursuant to law or this Agreement.

10.7	Expenses. Any costs and expenses arising from this Agreement and the Transaction shall be borne by respectively the Parties in accordance to their nature or relevant regulations.

10.8	Severability. If any provision of this Agreement is held by court or determined by a promulgated ruling to be illegal, unenforceable or invalid, the remaining provisions of the Agreement remain effective.

10.9	Headings and Subheadings. The headings and subheadings in this Agreement are for convenience of the Parties only and shall not limit or otherwise affect the meaning hereof.

10.10	Confidentiality. Prior to a public announcement in accordance with Article 10.12 of this Agreement, the Parties agree to keep confidential and not disclose to any third party the execution of this Agreement, the existence of this Agreement, the contents of this Agreement and the Transaction Documents and any information relating to the performance of the Agreement, provided that, for the performance of the Agreement and the Transaction Documents, either Party’s board of directors, management and employees, attorneys, accountants, financial advisors and regulatory authorities who have a need to know such information shall be exempt.

10.11	Specific Performance. The Parties hereto acknowledge and agree that a breach of any of its obligations under this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The Parties therefore agree that the Parties shall, in addition to any and all legal and equitable remedies available, be entitled to injunctive and other equitable relief, including specific performance, without any requirement to post a bond or other security.

10.12	Publicity. Unless having received approval from the Parties, the Parties shall not make any public announcement regarding the execution of the Agreement and the Transaction Documents, the contents of the Agreement and the Transaction Documents and any information relating to the performance of the Agreement, including but not limited to any material announcements the Parties are required to make pursuant to law. The Parties shall negotiate the content of such public announcement and whether such public announcement be through a press release, news conference or other public announcement method. If either Party is required to disclose the abovementioned information pursuant to a legal decree or proceeding and is unable to timely receive the consent of the other Party after duly notifying the other Party, or if the Other party unreasonably refuses consent, such Party is permitted to make such disclosure.

10.13	Counterparts. This Agreement shall be executed in four counterparts, with SPIL and Unigroup each holding two.

[Signature Page Follows]

This page is the signature page of the Share Subscription Agreement.

Siliconware Precision Industries Co., Ltd.		Tsinghua Unigroup Ltd.

/s/ Siliconware Precision Industries Co., Ltd.		/s/ Tsinghua Unigroup Ltd.

By:	/s/ Bough Lin	By:	/s/ Weiguo Zhao
Name:	Bough Lin	Name:	Weiguo Zhao
Title:	Chairman	Title:	Chairman

[Signature Page to Share Subscription Agreement]

Attachment 1

Representations and Warranties with respect to SPIL

In the Transaction Documents, “SPIL Disclosure Letter” refers to the letter that sets forth exceptions or supplements to specific representations and warranties in Attachment 2 of the Agreement. Only when an event occurs between the Execution Date and Closing Date that necessitates the amendment or supplement the SPIL Disclosure Letter shall SPIL amend or supplement the SPIL Disclosure Letter in writing within five (5) business days of the event’s occurrence. Such amendment or supplement shall become a part of the SPIL Disclosure Letter.

SPIL’s statements of representations and warranties provided to Unigroup listed in this attachment are true and correct on and as of the Execution Date and the Completion Date (or, if the representations and warranties references another date, such other date).

1.	Corporate Matters

SPIL is a company limited by shares duly organized and validly existing under Taiwan law, and is conducting its business in the ordinary course and has all requisite legal power and authority to own assets and operate its business.

1.1	With the exception of not having received approval from the shareholders’ meeting as of the Execution Date, SPIL has all necessary power and authority to execute and deliver the Transactions Documents and to perform its obligations thereunder. SPIL has obtained all corporate authorizations necessary to execute the Transaction Documents; and, as of the Closing Date, SPIL has obtained all corporate authorizations necessary to perform the Transaction Documents. The provisions of the Transaction Documents constitute legal, valid and binding obligations of SPIL and may be enforced against SPIL.

1.2	The execution, delivery and performance of the Transaction Documents by SPIL shall not cause any of the following:

(1)	violate or conflict with Unigroup’s Articles of Incorporations, bylaws, license(s) or any approval(s) or permit(s) required for business operations;

(2)	violate any agreement or contract to which SPIL is a party or any provision or term to which SPIL may be bound, cause liability for default or giving the counterparty to the aforementioned agreements or contracts the right to make any adverse claims against SPIL, except where such will not cause a Material Adverse Effect; or

(3)	violate any law, order, government decree or court judgment applicable to SPIL or the Transaction, except where such will not cause a Material Adverse Effect.

1.3	Except for the matters specified in Section 1.3 of the SPIL Disclosure Letter, SPIL has received from all relevant regulatory authorities and any collaborating vendor(s) (with whom SPIL or any of its subsidiaries is a counterparty to in any agreement or contract) the approvals, consents, authorizations or orders required for the execution of the Transaction Documents.

Attachment 1-1

2.	Issuance of Private Placement Shares

Upon the completion of all procedures in Article 2.2 of the Agreement after approval at the shareholders’ meeting and obtaining all relevant regulatory authority approval, the Private Placement Shares shall be deemed to be effectively issued, and there are no secured interests, pledge, mortgages, custody claims, request rights, preemption rights, put or call options, claim against ownership or claims for the exercise of shareholders’ rights, nor any other similar type of secured encumbrances, on the Private Placement Shares.

3.	Financial Statements

3.1	The annual consolidated financial statements of SPIL and its subsidiaries in 2014 and the semi-annual consolidated financial statements of SPIL and its subsidiaries in 2015, all audited and certified by PricewaterhouseCoopers (the “Financial Statements”), are prepared in accordance with the Generally Accepted Accounting Principles of Taiwan and the contents of which are correct and true and show the financial condition of SPIL accordingly during periods of the Financial Statements. As of the date of such Financial Statements, SPIL did not have any debt or obligations not disclosed in such Financial Statements or the accompany notes that may have a Material Adverse Effect.

3.2	From June 30, 2015 to the Execution Date, there has not occurred any event to SPIL and its affiliates as specified in the consolidated Financial Statements that may cause a Material Adverse Effect to the financial condition, business, revenue or operating results of SPIL or SPIL and its affiliates as specified in the consolidated Financial Statements taken as a whole.

4.	Tax

SPIL has properly prepared and timely filed all tax returns required by applicable law to be filed and has timely paid in full all taxes due and payable in the past seven (7) years; none of SPIL and its affiliates as specified in the consolidated Financial Statements have untimely filed tax returns or untimely paid taxes that may cause a Adverse Material Effect to the financial condition, business, revenue or operating results of SPIL or SPIL and its affiliates as specified in the consolidated Financial Statements taken as a whole

5.	Assets and Properties

SPIL and its affiliates as specified in the consolidated Financial Statements have full ownership rights or authorization to use all movable property, real property and tangible and intangible assets as reflected owned by SPIL and its affiliates as specified in the consolidated Financial Statements in the Financial Statements, as audited and certified by PricewaterhouseCoopers. There is no secured interest or encumbrance on such assets and properties except which is disclosed in the Financial Statements.

Attachment 1-2

6.	Licenses and Legal Compliance

6.1	As of the Execution Date and at any time in the three years prior to the Closing Date, the business operation of SPIL and its affiliates as specified in the consolidated Financial Statements have not violated any relevant applicable law (including but not limited to the Foreign Corrupt Practices Act of United States and the Foreign Corrupt Practices Act of China) or government order, except where such will not cause a Material Adverse Effect.

6.2	SPIL and its affiliates as specified in the consolidated Financial Statements have obtained all licenses, approvals, permits, consents and registrations necessary for operating business (collectively, the “Licenses”), except where the failure to obtain such Licenses will not cause a Material Adverse Effect. All Licenses are in full force and effect and have not been revoked or suspended by the regulatory authorities, except where the non-effectiveness, revocation or suspension will not cause a Material Adverse Effect.

6.3	Any of the Licenses which is necessary for SPIL and its affiliates as specified in the consolidated Financial Statements to engage in business will not be revoked as a result of the consummation of this Transaction.

6.4	SPIL is not in material violation of any regulation published by the TWSE relevant to listing and corporate governance. SPIL has not been ordered to cease trading shares, change trading methods or terminate public listing. SPIL has not taken any steps to apply for delisting from the TWSE.

7.	Subsidiaries

Each subsidiary of SPIL is an entity duly organized and validly existing under the law of the jurisdiction where such subsidiary is organized, and is conducting its business in the ordinary course and has all requisite legal power and authority to own assets and operate its business.

8.	Absence of Certain Changes

With the exception of the matters listed in Section 8 of the SPIL Disclosure Letter, since June 30, 2015, SPIL and its subsidiaries have conducted their business materially in the ordinary course consistent with past practice and there has not occurred any of the following:

(1)	actions or events that would cause a Material Adverse Effect;

(2)	amendment of Articles of Incorporation;

(3)	sale of most or all of the assets of SPIL or its subsidiaries;

(4)	merger of SPIL or any of its subsidiaries with another company;

Attachment 1-3

(5)	(i) SPIL or any of its subsidiaries announcing, issuing or paying dividends or other distributions of assets, or (ii) SPIL or any of its subsidiaries redeeming, buying back or conducting any other method of purchasing issued and outstanding shares;

(6)	SPIL or its subsidiaries entering liquidation, dissolution, debt settlement arrangements, restructuring, asset reorganization or passing any other resolution, application, or other similar procedure or order approving of reorganization;

(7)	SPIL engaging any receiver, trustee, administrator or other similar person to manage SPIL’s material business or assets; or

(8)	entering into any agreement for the implementation or performance of the matters listed in paragraphs (1) to (7) above.

9.	Insurance

SPIL and its affiliates as specified in the consolidated Financial Statements have purchased property insurance from insurance companies in accordance with general practice of the integrated circuit and semiconductor component testing service industries and such insurance policy is still valid. In the three years prior to Execution Date and the Closing Date, no material insurance claim event has occurred.

10.	Employment Matters

In the three years prior to Execution Date, SPIL and its affiliates as specified in the consolidated Financial Statements have not been sanctioned by any regulatory authority as a result of violation of any relevant labor insurance laws in their respective incorporation jurisdictions, except such violation will not cause a Material Adverse Effect.

11.	Legal Proceedings and Investigations

11.1	Except for the matters specified in Section 11.1 of SPIL Disclosure Letter, SPIL and its affiliates as specified in the consolidated Financial Statements are not involved in any pending civil, criminal, arbitral or administrative proceedings (the “Legal Proceedings”) as a defendant, except where the judgment from such Legal Proceedings will not cause a Material Adverse Effect. None of the directors or managers of SPIL and its affiliates as specified in the consolidated Financial Statements are not involve as defendants in any Legal Proceedings of SPIL or its affiliates as specified in the consolidated Financial Statements. To SPIL’s knowledge, there does not exist any fact or situation which would give rise to a Legal Proceeding against SPIL.

11.2	Except for the matters specified in Section 11.2 of SPIL Disclosure Letter, there is no court judgment or ruling or arbitration judgment against SPIL and its affiliates as specified in the consolidated Financial Statements that has not been fully enforced, nor has any business or asset of SPIL and its affiliates as specified in the consolidated Financial Statements been seized or enforced against.

Attachment 1-4

12.	Environmental Matters

In the three years prior to Execution Date and the Closing Date, SPIL and its affiliates as specified in the consolidated Financial Statements have not been sanctioned as a result of any violation of any environmental protection laws or orders, except where such violation will not cause a Material Adverse Effect.

13.	Patented Technology

Except for the matters specified in Section 13 of SPIL Disclosure Letter, SPIL and its affiliates as specified in the consolidated Financial Statements respectively own or are legally authorized to use the patented technology that are necessary for their businesses and operations.

14.	Material Contracts

Except for the material contracts disclosed in 2014 Annual Report, SPIL has no other material contracts which are required to be disclosed by a listed company in Taiwan.

15.	No Other Representations

SPIL confirms that, as of the date of this Agreement, Unigroup and its representative(s) have not made any representations, warranties, forecasts or projections, and that SPIL has not relied on any of Unigroup’ or its representative(s)’ representations, warranties, forecasts or projections, except for the Unigroup representations and warranties in Article 4 of the Agreement.

Attachment 1-5

Attachment 2

SPIL Disclosure Letter

1.	Corporate Matters

1.3	As of the date of this Agreement, SPIL has not convened the extraordinary shareholders’ meeting pursuant to Article 7.1(1) of this Agreement to pass the amendment of SPIL’s business scope in its Articles of Incorporation (Attachment 7) in accordance with Article 7.1(1) of this Agreement so that such business scope complies with the present Taiwan laws, orders and administrative regulations governing targets PRC-sourced capital can invest in.

8.	Absence of Certain Changes

(2)	SPIL will convene an extraordinary shareholders’ meeting after June 30, 2015 pursuant to Article 7.1(1) of this Agreement and cause the shareholders’ meeting to pass the amendment to its Articles of Corporation pursuant to Attachment 7.

(3)	SPIL plans to convene a board of directors meeting shortly to discuss and adopt a resolution for the disposition of Unimicron shares. If such resolution is adopted, shares of Unimicron shall be categorized as available-for-sale and NT$1.967 billion under shareholders’ equity in evaluated unrealized loss from holding shares of Unimicron shall be transferred to current loss after such shares are categorized as available-for-sale. This will not cause any actual impact on shareholders’ equity.

(5)	SPIL has adopted a resolution for the distribution of 2014 earnings at the 2015 ordinary shareholders’ meeting and shall proceed pursuant to the resolution.

11.	Legal Proceedings and Investigations

11.1	SPIL received a notice of infringement WiLAN INC. (“WiLAN”), an American company, on November 19, 2015 alleging that SPIL’s QFN product (Quad Flat No Leads) infringed patents 613 (U.S. Patent #5,977,613) and 614 (U.S. Patent #6,187,614) owned by Collabo Innovation Inc. (“Collabo”), a subsidiary of WiLAN. The effectiveness, reasonability and legality of the patents and alleged infringement at issue, are still to be clarified and SPIL is currently still in negotiations with WiLAN and Collabo to clarify the issues.

11.2	The litigation concerning the royalty in the technology license agreement between SPIL and Tessera Inc. (“Tessera”), an American company, was settled on April 30, 2013. The content of such settlement includes a mutual agreement where the parties agree to early terminate the technology license agreement and SPIL agrees to pay the settlement fee in the amount of US$30,000,000 to Tessera in installments by the end of 2018. The settlement was fully recognized in 2013.

Attachment 2-1

13.	Patents and Technology

The litigation concerning the royalty in the technology license agreement between SPIL and Tessera Inc. (“Tessera”), an American company, was settled on April 30, 2013. The content of such settlement includes a mutual agreement where the parties agree to early terminate the technology license agreement and SPIL agrees to pay the settlement fee in the amount of US$30,000,000 to Tessera in installments by the end of 2018. The settlement was fully recognized in 2013.

Attachment 2-2

Attachment 3

NEW SUBSCRIBER AGREEMENT

Siliconware Precision Industries Co., Ltd.

and

Tsinghua Unigroup Ltd.

and

[Transferee]

Attachment 3-1

NEW SUBSCRIBER AGREEMENT

This New Subscriber Agreement (the “Agreement”) is jointly executed by Siliconware Precision Industries Co., Ltd. (“SPIL”), a company established under the laws of Taiwan, Tsinghua Unigroup Ltd. (“Unigroup”), a company established under the laws of the People’s Republic of China (the “PRC”), and [Full Name of Transferee] (the “Transferee”), a company established under the laws of [Jurisdiction], on [●],[●] (the “Execution Date”). SPIL, Unigroup and the Transferee are collectively the “Parties”.

Recitals

(A)	Whereas, SPIL and Unigroup executed a Share Subscription Agreement (the “Share Subscription Agreement”) on December 11, 2015 where SPIL agreed issue 1,033,000,000 common shares in a capital increase via a private placement pursuant to the relevant laws and regulations of Taiwan and the terms and conditions of this Agreement. After the issuance of the private replacement shares, such issued shares will approximately equal to 24.9% of SPIL’s issued and outstanding shares (including the private placement shares).

(B)	In accordance to Article 10.3 of the Share Subscription Agreement, Unigroup has requested and SPIL has agreed, unless specifically otherwise provided for in the Share Subscription Agreement, to relieve Unigroup of all obligations created under the Share Subscription Agreement and have the Transferee be the Subscriber as defined in the Share Subscription Agreement and assume all contractual obligations thereunder.

ARTICLE 1. New Subscriber

The Parties of this Agreement agree to transfer all obligations and responsibilities under the Share Subscription Agreement to the Transferee. Therefore, the Parties:

1.1	irrevocably and unconditionally agree to have the Transferee be the “Subscriber” as defined in the Share Subscription Agreement and explicitly consent to, beginning on the date of this Agreement, the Transferee being the “Subscriber” as defined in the Share Subscription Agreement and assuming all rights, benefits, responsibilities and obligations arising thereunder;

1.2	unless otherwise provided for in this Agreement, irrevocably and unconditionally agree to relieve Unigroup of all past, present and future responsibilities, obligations, claims, demands, litigation, punishment, expenses, costs and disbursements arising from the Share Subscription Agreement; and

1.3	agree to the Transferee performing all obligations arising from the Share Subscription Agreement.

ARTICLE 2. General Provisions

2.1	Unless otherwise explicitly amended by this Agreement, the Subscription Agreement shall remain in full force and the Parties thereof shall be bound by terms and conditions thereunder. Unless any addendum to or amendment of this Agreement is in writing and is executed by all Parties or by their respective authorized representatives, such addendums or amendments shall not be effective.

Attachment 3-2

2.2	If any provision of this Agreement is held by court or determined by a promulgated ruling to be illegal, unenforceable or invalid, the remaining provisions of the Agreement remain effective

2.3	The content of this Agreement shall not affect the validity and enforceability of the Share Subscription Agreement and the Subscription Agreement shall remain in full force.

ARTICLE 3. Notice

Any notices and other expressions of intent subject or relating to this Agreement shall be in the manner prescribed in Article 10.5 of the Share Subscription Agreement.

ARTICLE 4. Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Taiwan. The Parties shall first attempt to resolve any disputes arising out of or in connection with this Agreement by negotiation. If the Parties fail to resolve the dispute by negotiation, any Party may issue a notice to the other Parties clearly detailing the issue(s) in dispute (the “Dispute Notice”). If the Parties fail to resolve the dispute by good-faith negotiation within sixty days of the issuance of a Dispute Notice, any Party may submit such dispute to the Hong Kong International Arbitration Centre for arbitration by a panel of three arbitrators in accordance with the arbitration rules of the International Chamber of Commerce. Each Party shall appoint one arbitrator, with the third arbitrator appointed by mutual consent of such two arbitrators. The arbitration shall be conducted in Mandarin. The Parties agree to keep the content of the dispute and the arbitration proceedings strictly confidential. The arbitration judgment shall be final and shall be binding on the Parties. The losing Party shall bear all costs and expenses (including attorneys fees) relating to the arbitration as determined by the arbitrators.

Attachment 3-3

Siliconware Precision Industries Co., Ltd.	[●]	Tsinghua Unigroup Ltd.

Name: Bough Lin	Name:	Name: Weiguo Zhao
Title: Chairman	Title:	Title: Chairman

Attachment 3-4

Attachment 4

Legal Opinion

1.	SPIL is a company duly organized and validly existing under Taiwan law.

2.	SPIL has obtained authorization at meetings of the board of directors and shareholders to proceed with the Transaction and to perform its obligations under the Agreement, and the Chairman has been authorized to represent SPIL in executing and delivering the Agreement.

3.	The progression of the Agreement and the Transaction and the Agreement itself constitute legal, valid and binding obligations of SPIL.

4.	In accordance with Taiwan laws and regulations, SPIL has completed all statutory procedures necessary for the Transaction before the Closing Date.

5.	SPIL has obtained all requisite approvals, filings or reports from the Taiwan regulatory authorities required for the issuance of the Private Placement Shares.

Attachment 4-1

Attachment 5

SPIL Declaration

The declarant, Siliconware Precision Industries Co., Ltd. (the “Company”), is a company incorporated and existing under the laws of Taiwan. Tsinghua Unigroup Ltd. (“Unigroup”) and the Company have executed a Subscription Agreement (the “Agreement”) on December 11, 2015. Subject to the Article 5.6 of the Agreement, the declarant represents as follows:

1.	As of the execution date of this declaration, the representations and warranties made by the Company in the Agreement are still factual and correct, and there are no material omissions to mislead Unigroup and/or the Subscriber; and

2.	As of the execution date of this declaration, the Company has performed all covenants, agreements and conditions the Company is required by the Agreement to perform before the execution date of this declaration.

In order to declare above matters, the declarant executes this declaration on [●] [●], [●].

Submitted to

Tsinghua Unigroup Ltd.

The Subscriber

Declarant: Siliconware Precision Industries Co., Ltd.
Chairman: Bough Lin

Attachment 5-1

Attachment 6

Subscriber Declaration

The declarant, [●] Company (the “Company”), is a company incorporated and existing under the laws of [●]. Tsinghua Unigroup Ltd. (“Unigroup”) and Siliconware Precision Industries Co., Ltd. (“SPIL”) have executed a Subscription Agreement (the “Agreement”) on December 11, 2015. Subject to the Article 6.3 of the Agreement, the declarant represents as follows:

1.	As of the execution date of this declaration, the representations and warranties made by the Company in the Agreement are still factual and correct, and there are no material omissions to mislead SPIL; and

2.	As of the execution date of this declaration, the Company has performed all covenants, agreements and conditions the Company is required by the Agreement to perform before the execution date of this declaration.

In order to declare above matters, the declarant executes this declaration on [●] [●], [●].

Submitted to

Siliconware Precision Industries Co., Ltd.

Declarant:

Attachment 6-1

Attachment 7

Comparison Chart of the Amendment of the Articles of Incorporation

Siliconware Precision Industries Co., Ltd.

Comparison Chart for Pre- and Post-Amendment of the Company’s Articles of Incorporation

Pre-Amendment	Post-Amendment	Explanation

Article 2:

The business scope of the Company is as follows:

1. The production, processing, and purchase and sale of products, including integrated circuit, transistor, light emitting diode digital display, light emitting diode display lamp, liquid crystal clock core, photo diode, hybrid circuit, and thin film circuit and thick film circuit.

2. The import and export of the products mentioned in the preceding paragraph.

3. CC01080 The production of electronic parts and components.

4. IZ99990 Other industrial and commercial service (integrated circuit testing)

Article 2: The business scope of the Company is as follows: CC01080 The production of electronic parts and components.

Article 5:

The authorized capital of the Company is NT$36,000,000,000, divided into 3,600,000,000 shares (including 40,000,000 shares reserved for conversion from warrants), par value of NT$10 per share, to be issued in installments as determined by the Board of Directors.

Article 5:

The authorized capital of the Company is NT$48,000,000,000, divided into 4,800,000,000 shares (including 40,000,000 shares reserved for conversion from warrants), par value of NT$10 per share, to be issued in installments as determined by the Board of Directors.

In order to increase working capital and in consideration the promptness and convenience of fund raising, the Company proposes to increase the total authorized capital.

CHAPTER FOUR—DIRECTORS AND SUPERVISORS	CHAPTER FOUR—DIRECTORS

Attachment 7-1

Article 18:

The Company shall have nine Directors and three Supervisors, all to be elected from among shareholders with full legal capacity and with the election be done through the candidate nomination system in accordance with Article 192-1 of the Company Act. The term of Directors and Supervisors shall be three years, and all Directors and Supervisors are eligible for re-election. The total number of registered shares required to be held by all Directors and Supervisors shall be dealt with in accordance with the “Regulations for Examination of the Percentage of Shares Held by Directors and Supervisors for Public Companies” published by the Securities and Futures Commission, Ministry of Finance.

The Company may purchase liability insurance for the Directors and Supervisors during their term to cover their actions on behalf of the Company.

The Company shall have nine Directors, with at least three Independent Directors and not less than one-fifth of all Directors being Independent Directors, all to be elected by shareholders with full legal capacity and with the election be done through the candidate nomination system in accordance with Article 192-1 of the Company Act. The term of Directors shall be three years, and all Directors are eligible for re-election. The qualification and the relevant issues of Directors and Independent Directors shall comply with relevant laws and regulations. The total number of registered shares required to be held by all Directors shall be dealt with in accordance with the “Regulations for Examination of the Percentage of Shares Held by Directors and Supervisors for Public Companies” published by the Securities and Futures Commission, Ministry of Finance.

The Company may purchase liability insurance for the Directors during their term to cover their actions on behalf of the Company.

The Company has elected Independent Directors in 2014 and has set up the Audit Committee to replace Supervisors. The amendments reflect such changes. Merges Article 18-1.

Article 18-1:

Upon the end of the term of the Directors elected during the 2011 Shareholders’ Meeting, the Company shall have at least three (3) seats and not less than 20% of the total Directors as Independent Directors.

The qualification and the relevant issues of Independent Directors shall comply with relevant laws and regulations.

Merged into Article 18.

Article 19:

Where one-third of the Directors have been vacated or all of the Supervisors have been removed, a special shareholders’ meeting shall be convened and held by the Board of Directors within thirty days thereafter to elect new Directors or Supervisors to fill up the vacancies, but the term of newly elected Directors or Supervisors is limited to the residual term of the Directors or Supervisors who were vacated or removed. After the Company’s public issuance of shares, a special shareholders’ meeting shall be convened and held by the Board of Directors within sixty (60) days to elect new Directors and Supervisors.

Article 19:

Where one-third of the Directors have been vacated or all of the Independent Directors have been discharged, a special shareholders’ meeting shall be convened and held by the Board of Directors within sixty days thereafter to elect new Directors or Independent Directors to fill up the vacancies, but the term of newly elected Directors or Independent Directors is limited to the residual term of the Directors or Independent Directors who were vacated or removed.

Deletion of Supervisors and addition of Independent Directors and related provisions. Deletion of superfluous text.

Attachment 7-2

Article 20:

If new Directors or Supervisors cannot be elected in time before the current term of the incumbent Directors or Supervisors expires, it shall be dealt with in accordance with the applicable government regulations.

Article 20: If new Directors cannot be elected in time before the current term of the incumbent Directors expires, it shall be dealt with in accordance with the applicable government regulations.	Deletion of Supervisors and related provisions.

Article 21-1:

Irrespective of whether the Company makes profits or incurs losses, the Company may pay all its Directors and Supervisors a monthly transportation allowance. The amount of such allowance shall be determined by the Board of Directors in accordance with general criteria.

Responding to the Directors’ and Supervisors’ contributions to the Company and taking into considerations international and domestic industry practices, the Board of Directors shall be authorized to determine the remuneration for the Directors and Supervisors.

Article 21-1:

Irrespective of whether the Company makes profits or incurs losses, the Company may pay all its Directors a monthly transportation allowance. The amount of such allowance shall be determined by the Board of Directors in accordance with general criteria.

Responding to the Directors’ contributions to the Company and taking into considerations international and domestic industry practices, the Board of Directors shall be authorized to determine the remuneration for the Directors.

Deletion of Supervisors and related provisions.

Article 26:

Each Supervisor shall exercise his supervision power in accordance with applicable laws in and may attend the meetings of the Board of Directors to express his opinions, but shall not participate in the voting. The respective articles for Supervisors will be abandoned once the Supervisors elected in year of 2011 resigns, and replaced by the Audit Committee set up by the Board of Director pursuant to Article 14-4 of Securities and Exchange Act. Audit Committee will be comprised of all Independent Directors; the authorities and the relevant affairs will be established by Board of Directors pursuant to the relevant laws and regulations.

The Board of Directors can set up the remuneration committee and other functional committees. The qualifications of members, the authorities and the relevant affairs of such committee shall be established by the Board of Directors pursuant to the relevant laws and regulations.

Article 26:

The Audit Committee set up by the Board of Director pursuant to Article 14-4 of Securities and Exchange Act. Audit Committee will be comprised of all Independent Directors; the authorities and the relevant affairs will be established by Board of Directors pursuant to the relevant laws and regulations.

The Board of Directors can set up the remuneration committee and other functional committees. The qualifications of members, the authorities and the relevant affairs of such committee shall be established by the Board of Directors pursuant to the relevant laws and regulations.

Deletion of Supervisors and related provisions. Merged text.

Attachment 7-3

Article 29:

At the end of each fiscal year, the following statements shall be prepared by the Board of Directors, and passed onto the Supervisors for auditing thirty (30) days prior to submission to the General Shareholders’ Meeting for approval.

1. Business Report;

2. Financial Statements; and

3. Proposal for allocation of net earning or making up loss.

Article 29:

At the end of each fiscal year, the following statements shall be prepared by the Board of Directors, and delivered to the Audit Committee prior to submission to the General Shareholders’ Meeting for approval.

1. Business Report;

2. Financial Statements; and

3. Proposal for allocation of net earning or making up loss.

The Company has elected Independent Directors in 2014 and has set up an Audit Committee to replace Supervisors. The amendments reflect such changes.

Article 29-1:

If the Company is profitable, it shall set aside 10% as employee compensation and 1% or less as Director compensation. However, if the Company has accumulated losses, it shall first deduct the accumulated losses, and then calculate the compensation from the remaining amount.

Employee compensation shall be in shares or cash, with recipients being the payroll employees of the Company or the domestic or foreign subsidiaries controlled 50% or more by the Company who worked substantially during the fiscal year in which the Company is profitable.

The issues relevant to distribution of employee compensation and Director compensation shall comply with relevant laws and regulations, and be set by resolutions of the Board of Directors.

Added in compliance with Article 235-1 of the Company Act, and with reference to Jing-Shang-Zi Letter No. 10402413890 from the Ministry of Economics, dated June 11, 2015.

Attachment 7-4

Article 30:

Any earnings after the Company’s fiscal year final settlement shall be allotted in the following order:

1. Payment of taxes and dues.

2. Completing the deficit and losses.

3. 10% for statutory surplus reserve.

4. Remuneration to Directors and Supervisors shall no more than 1% of the remaining amount after allotting the amount required in Items 1 through 3.

5. Any further remaining amount will be for dividend to shareholders at 90% and bonus to employees at 10% as distributed or reserved. Employees eligible for bonus shall refer to such payroll employees (including payroll employees of the domestic or foreign subordinate companies controlled directly of 50% or more by the Company) who have substantially worked for the current FY in which bonus occurs.

Article 30:

Any earnings after the Company’s fiscal year final settlement shall be allotted to each item in the following order:

1. Payment of taxes and dues.

2. Completing the deficit and losses.

3. Set aside 10% for statutory surplus reserve, unless the statutory surplus reserve has reached the total capital.

4. Set aside or rotate special reserves.

5. Any further remaining amount shall be added to the unallocated surplus from the prior year as shareholder dividend and bonus. The Board of Directors shall draft a proposal to distribute the surplus, which shall be approved at a shareholders’ meeting.

Amended provisions related to employee bonus and Director remuneration in compliance with Article 235 of the Company Act and merged into Article 29-1.

Amended pursuant to accounting standards and in line with actual practice.

Article 33:

These Articles of Incorporation were enacted into on May 4, 1984. The first amendment thereto was made on July 20, 1984. The second amendment thereto was made on October 11, 1986. The third amendment was thereto made on April 12, 1987. The fourth amendment was thereto made on May 15, 1988. The fifth amendment was thereto made on June 26, 1988. The sixth amendment was thereto made on July 20, 1988. The seventh amendment was thereto made on August 13, 1988. The eighth amendment was thereto made on June 14, 1989. The ninth amendment was thereto made on March 26,

Article 33:

These Articles of Incorporation were enacted into on May 4, 1984. The first amendment thereto was made on July 20, 1984. The second amendment thereto was made on October 11, 1986. The third amendment was thereto made on April 12, 1987. The fourth amendment was thereto made on May 15, 1988. The fifth amendment was thereto made on June 26, 1988. The sixth amendment was thereto made on July 20, 1988. The seventh amendment was thereto made on August 13, 1988. The eighth amendment was thereto made on June 14, 1989. The ninth amendment was thereto made on March 26, 1990.

Amend the record for the current amendment.

Attachment 7-5

1990. The tenth amendment was thereto made on June 24, 1991. The eleventh amendment was thereto made on March 20, 1992. The twelfth amendment was thereto made on March 22, 1993. The thirteenth amendment was thereto made on May 6, 1994. The fourteenth amendment was thereto made on April 26, 1995. The fifteenth amendment was thereto made on April 29, 1996. The sixteenth amendment was thereto made on April 22, 1997. The seventeenth amendment was thereto made on April 15, 1998. The eighteenth amendment was thereto made on December 29, 1999. The nineteenth amendment was thereto made on June 15, 2000. The twentieth amendment was thereto made on October 5, 2000. The twenty-first amendment was thereto made on May 30, 2001. The twenty-second amendment was thereto made on June 3, 2002. The twenty-third amendment was thereto made on June 13, 2005. The twenty-fourth amendment was thereto made on June 12, 2006. The twenty-fifth amendment was thereto made on June 13, 2007. The twenty-sixth amendment was thereto made on June 15, 2010. The twenty-seventh amendment was thereto made on June 22, 2011. The twenty-eighth amendment was thereto made on June 19, 2012. The twenty-ninth amendment was thereto made on June 14, 2013.	The tenth amendment was thereto made on June 24, 1991. The eleventh amendment was thereto made on March 20, 1992. The twelfth amendment was thereto made on March 22, 1993. The thirteenth amendment was thereto made on May 6, 1994. The fourteenth amendment was thereto made on April 26, 1995. The fifteenth amendment was thereto made on April 29, 1996. The sixteenth amendment was thereto made on April 22, 1997. The seventeenth amendment was thereto made on April 15, 1998. The eighteenth amendment was thereto made on December 29, 1999. The nineteenth amendment was thereto made on June 15, 2000. The twentieth amendment was thereto made on October 5, 2000. The twenty-first amendment was thereto made on May 30, 2001. The twenty-second amendment was thereto made on June 3, 2002. The twenty-third amendment was thereto made on June 13, 2005. The twenty-fourth amendment was thereto made on June 12, 2006. The twenty-fifth amendment was thereto made on June 13, 2007. The twenty-sixth amendment was thereto made on June 15, 2010. The twenty-seventh amendment was thereto made on June 22, 2011. The twenty-eighth amendment was thereto made on June 19, 2012. The twenty-ninth amendment was thereto made on June 14, 2013. The thirtieth amendment thereto was made on January 28, 2016.

Attachment 7-6

Attachment 8

List of Competitors

1.	Advanced Semiconductor Engineering, Inc.

2.	Amkor Technology, Inc.

3.	Powertech Technology Inc.

4.	Jiangsu Changjiang Electronics Technology Co. Ltd

5.	Samsung Electronics

6.	Nantong Fujitsu Microelectronics Co., Ltd

7.	Tianshui Huatian Technology Co., Ltd

8.	Affiliates of the companies specified in 1 to 7 above and the companies surviving from mergers or acquisitions of such companies.

9.	The top ten outsourced semiconductor assembly and test (OSAT) companies in the world listed in the last issue of the IDC report prior to share sale.

Attachment 8-1

SUPPLEMENT AGREEMENT

This Supplement Agreement (the “Agreement”) is to supplement the Share Subscription Agreement jointly executed by Siliconware Precision Industries Co., Ltd. (“SPIL”) and Tsinghua Unigroup Ltd. (“Unigroup”) on December 11, 2015 (the “Execution Date”), with all other provisions remaining the same as in the underlying original agreement.

7.1

(1)	As soon as possible and no later than June 30, 2016, SPIL shall convene an extraordinary shareholders’ meeting and cause the approval of the amendment of its Articles of Incorporation in accordance with the contents of Attachment 7 and the approval of the subscription of the Private Placement Shares by the Subscriber.

8.1

(4)	(a) if SPIL’s board of directors fails to determine the pricing of the Private Placement Shares in accordance to Article 7.1(2) within ten days (unless an extension is otherwise agreed to by the Parties) after convening an extraordinary shareholders’ meeting to approve this private placement in accordance to Article 7.1; (b) if the Subscriber fails to obtain the Private Placement Shares within fifteen months after the Execution Date due to reasons not attributable to Unigroup or the Subscriber; or (c) if any of the conditions precedent in Article 5 cannot be fulfilled within fifteen months after the Execution Date, unless Unigroup agrees to extend the deadline, Unigroup may notify SPIL in writing to immediately terminate this Agreement

(5)	(a) if the Subscriber fails to obtain the Private Placement Shares within fifteen months after the Execution Date due to reasons not attributable to SPIL; or (b) if any of the conditions precedent in Article 6 cannot be fulfilled within fifteen months after the Execution Date, unless SPIL agrees to extend the deadline, SPIL may notify Unigroup in writing to immediately terminate this Agreement

10.14	If the total number of shares being purchased does not exceed 300,000,000 shares, SPIL may implement treasury shares; if the number of shares exceeds 300,000,000 shares, SPIL shall seek Unigroup’s consent. In addition, SPIL shall negotiate with Unigroup and seek Unigroup’s prior consent on the handling of the treasury shares that are purchased.

Siliconware Precision Industries Co., Ltd.		Tsinghua Unigroup Ltd.

By:	/s/ Bough Lin	By:	/s/ Weiguo Zhao
Name:	Bough Lin	Name:	Weiguo Zhao
Title:	Chairman	Title:	Chairman